Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

DOCUMENT SECURITY SYSTEMS, INC.

UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

The undersigned, being the Chief Executive Officer of Document Security Systems, Inc. (the “Corporation”), a corporation organized and existing under Business Corporation Law of the State of New York (the “NYBCL”), hereby certifies as follows, pursuant to Section 805 of the NYBCL:

(1)	The name of the Corporation is Document Security Systems, Inc. The name under which the Corporation was formed was Thoroughbreds, U.S.A., Inc.

(2)	The Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) was originally filed on May 30, 1984, in the name of Thoroughbreds, U.S.A., Inc. A Certificate of Amendment was filed on June 10, 1985. A Certificate of Amendment was filed on July 8, 1986, changing the name of the Corporation to New Sky Communications, Inc. A Certificate of Amendment was filed on February 3, 2003, changing the name of the Corporation to Document Security Systems, Inc. A Certificate of Correction of the Certificate of Amendment was filed on October 20, 2003. A Certificate of Amendment was filed on August 25, 2016, to reduce the number of issued and outstanding common stock.

(3)	Paragraph FOURTH of the Certificate of Incorporation relating to the stock of the corporation is hereby amended to add and remove provisions relating to the corporation’s stock and shall read in its entirety as follows:

“FOURTH: The Corporation is currently authorized to issue 200,000,000 shares of common stock, with a par value of $0.02.

Upon the filing of this Certificate of Amendment to the Certificate of Incorporation, each thirty (30) shares of Common Stock of the Corporation issued and outstanding immediately prior to this Certificate of Amendment to the Certificate of Incorporation, without further action, will be automatically combined into and become one (1) share of fully paid and nonassessable Common Stock of the Corporation (the “Share Exchange”). No fractional shares shall be issued upon the Share Exchange; rather, each fractional share resulting from the Share Exchange shall be rounded up to the nearest whole number. Each outstanding stock certificate of the Corporation, which prior to the filing of this Certificate of Amendment to the Certificate of Incorporation represented one or more shares of Common Stock, shall immediately after such filing represent that number of shares of Common Stock equal to the product of (x) the number of shares of Common Stock represented on such certificates divided by (y) thirty (30) (such adjusted shares, the “Reclassified Shares”), with any resulting fractional shares rounded up to the nearest whole share as set forth above. Any options, warrants or other purchase rights, which prior to the filing of this Certificate of Amendment represented the right to acquire one or more shares of the Corporation’s Common Stock, shall immediately after such filing represent the right to acquire one thirtieth (1/30) of one (1) share of the Corporation’s Common Stock for each share of the Corporation’s Common Stock that such option, warrant or other purchase right previously represented the right to acquire. The exercise price of such options, warrants and purchase rights shall be adjusted by multiplying the existing exercise price by thirty (30). Pursuant to the Share Exchange, (i) the 62,352,824 shares of Common Stock, par value $0.02 per share, issued and outstanding immediately preceding the Share Exchange will be combined into 2,078,428 shares of Common Stock, par value $0.02 per share and (ii) the 137,647,176 shares of Common Stock, par value $0.02 per share, that are authorized but unissued immediately preceding the Share Exchange will increase to 197,921,572 shares of Common Stock, par value $0.02 per share, that are authorized but unissued immediately following the Share Exchange, subject to adjustment to account for additional shares issued in lieu of fractional shares.

The number of authorized shares of Common Stock of the Corporation and the par value of such shares will not be affected by this Certificate of Amendment.

The Corporation shall, upon the request of each record holder of a certificate representing shares of Common Stock issued and outstanding immediately prior to the filing of this Certificate of Amendment to the Certificate of Incorporation, issue and deliver to such holder in exchange for such certificate a new certificate or certificates representing the Reclassified Shares.”

(4)	The certificate of amendment was authorized by: the vote of the board of directors followed by a vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

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IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Chief Executive Officer this 7th day of May 2020.

DOCUMENT SECURITY SYSTEMS, INC.

By:	/s/ Frank D. Heuszel
Frank D. Heuszel Chief Executive Officer

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